UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

VIVINT SOLAR, INC.

(Name of Registrant as Specified In Its Charter)

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VIVINT SOLAR, INC.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held June 4, 2015

TO STOCKHOLDERS OF VIVINT SOLAR, INC.:

The 2015 Annual Meeting of Stockholders of Vivint Solar, Inc., a Delaware corporation, will be held on Thursday, June 4, 2015, at 9:00 a.m. Mountain Time, at our corporate headquarters located at 3301 North Thanksgiving Way, Lehi, Utah, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect as Class I directors the three nominees named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the 2015 Annual Meeting is April 13, 2015. If you held Vivint Solar common stock at the close of business on that date, you are entitled to vote at the meeting. Additional information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Notice, our proxy statement and our 2015 Annual Report to Stockholders can be accessed directly at the following Internet address: www.edocumentview.com/vslr, using the control number located on your proxy card.

We appreciate your continued support of Vivint Solar, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Shawn J. Lindquist

Chief Legal Officer, Executive Vice President

and Secretary

April 20, 2015

Lehi, Utah

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2015 Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

-i-

(continued)

-ii-

VIVINT SOLAR, INC.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, June 4, 2015 at 9:00 a.m. Mountain Time

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders, or the 2015 Annual Meeting, to be held on Thursday, June 4, 2015 at 9:00 a.m. Mountain Time at our corporate headquarters located at 3301 N. Thanksgiving Way, Lehi, Utah, and for any postponements, adjournments or continuations thereof. On April 20, 2015, we first mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.

GENERAL INFORMATION

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election as Class I directors the three nominees named in this proxy statement, each to serve a three-year term as a member of our board of directors, until the 2018 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2015; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the three nominees named in this proxy statement for election as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2015.

Who is entitled to vote at the 2015 Annual Meeting?

Only holders of our common stock as of the close of business on April 13, 2015, the record date, are entitled to receive notice of and to vote at the 2015 Annual Meeting. In deciding all matters at the 2015 Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock owned as of the record date. We do not have cumulative voting rights for the election of directors. As of the record date, there were 105,303,122 shares of our common stock outstanding and entitled to vote, and there were four stockholders of record, which number does not include beneficial owners of shares held in the name of a bank or brokerage firm. We do not have any outstanding shares of preferred stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee.

Registered Stockholders or Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies, the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the 2015 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the 2015 Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How can I contact Vivint Solar’s transfer agent?

You can contact our transfer agent using the following information:

•	By regular mail at:

Computershare, Inc.

P.O. Box 30170

College Station, Texas 77842

USA

•	By telephone at:

Toll Free: 877.373.6374

Toll: +1 781.575.2879

How do I vote?

You may vote by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the notice, proxy materials and our annual report to stockholders at www.edocumentview.com/vslr.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy any time before the 2015 Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Vivint Solar, Inc., in writing, at the address listed on the front page; or

•	attending the 2015 Annual Meeting and voting in person by completing a written ballot.

Attendance at the 2015 Annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2015 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our board of directors, and our board has designated Gregory S. Butterfield, Dana C. Russell and Shawn J. Lindquist to serve as proxies for the 2015 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2015 Annual

Meeting in accordance with the instruction of the stockholder.

If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.

If any matters not described in the proxy statement are properly presented at the 2015 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.

If the 2015 Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 20, 2015, we first mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum – how many shares must be present or represented to conduct business at the 2015 Annual Meeting?

A quorum is the minimum number of shares required to be present in person or represented by proxy at the 2015 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2015 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another date. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the 2015 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

If you are a beneficial owner, your broker or other nominee holder of record is permitted to vote your shares on the ratification of the appointment of Ernst &

Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, your broker or other nominee holder of record does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on the election of directors. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors to your broker or other nominee.

How many votes are needed for approval of each matter?

•	Proposal No. 1 – Election of Class I Directors: The election of directors requires a plurality vote of the shares of common stock voted at the 2015 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2 – Ratification of the Appointment of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2015 must receive the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the 2015 Annual Meeting and entitled to vote thereon to be approved.

Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the 2015 Annual Meeting, and who will bear the cost of the solicitation of proxies?

The board of directors is soliciting proxies for use at the 2015 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2015 Annual Meeting will be borne by us. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vivint Solar, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2015 Annual Meeting?

We will announce preliminary voting results at the 2015 Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same household. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This householding procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Vivint Solar, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Vivint Solar, Inc.

Attention: Investor Relations

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. Proposals should be addressed to:

Vivint Solar, Inc.

Attention: Corporate Secretary

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2016 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2016; and

•	not later than the close of business on March 7, 2016.

If we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2015 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Vivint Solar, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “— Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors, which is currently composed of eight members. Three of our directors are “independent” under the New York Stock Exchange, or NYSE, listing standards. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent, see “Board of Directors and Corporate Governance — Controlled Company Exemption.” Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 13, 2015.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Gregory S. Butterfield	I	55	Chief Executive Officer and President, Director	2014	2015	2018
Todd R. Pedersen(3)	I	46	Director	2012	2015	2018
Joseph S. Tibbetts, Jr.(1)	I	62	Director	2014	2015	2018

Continuing Directors
David D’Alessandro(3)	II	64	Director	2013	2016	—
Bruce McEvoy(1)(2)	II	37	Director	2012	2016	—
Joseph F. Trustey(1)(2)	II	52	Director	2012	2016	—
Alex J. Dunn	III	43	Director	2012	2017	—
Peter F. Wallace(2)(3)	III	40	Chairman	2012	2017	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Gregory S. Butterfield has served as our chief executive officer and president since September 2013 and as a member of our board of directors since March 2014. From 2008 to 2013, Mr. Butterfield was a managing partner at SageCreek Partners, a business consulting firm. Mr. Butterfield has served as a director for RES Software, Inc., an information technology automation company, Needle, Inc., an ecommerce company, Omniture, Inc., an online marketing and web analytics company, Utah Valley University and Utah’s Technology Council. Mr. Butterfield was also the group president of Symantec Corporation, a computing security, storage and systems management company, and president and chief executive officer of Altiris, Inc., a software company. Mr. Butterfield led Altiris to eight consecutive years of revenue growth, took it public and eventually sold it to Symantec Corporation for nearly $1 billion. In 2008, Mr. Butterfield was invited to the World Economic Forum as a technology pioneer and was inducted into Utah’s Technology Hall of Fame in 2009. He was also the winner of the 2002 Ernst & Young Entrepreneur of the Year Award. Mr. Butterfield holds a B.S. in business management - finance from Brigham Young University. Mr. Butterfield has specific attributes that qualify him to serve as a member of our board of directors, including his experience taking a company public and his experience as a director of both public and private companies.

Todd R. Pedersen is a founder of Vivint Solar and has served as a member of our board of directors since November 2012 and served as our chief executive officer from August 2011 through January 2013. Mr. Pedersen founded Vivint, and our sister company, in 1999 and currently serves as its chief executive officer. Mr. Pedersen also serves on the board of directors of Vivint. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year 2010 in the services category for the Utah Region. Mr. Pedersen has specific attributes that qualify him to serve as a member of our board of directors, including his historical knowledge of our company and his experience with the direct-to-home sales model.

Joseph S. Tibbetts, Jr. has served as a member of our board of directors since August 2014. Mr. Tibbetts currently serves as senior vice president and chief financial officer of Publicis.Sapient, the digital platform of Publicis Groupe, one of the world’s leading communications groups. He served as the senior vice president and chief financial officer for Sapient Corporation, a global services company, which was publicly traded from October 2006 until it was acquired by Publicis Groupe in February 2015. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. In addition to being Sapient Corporation’s chief financial officer, Mr. Tibbetts also served as Sapient Corporation’s managing director—SapientNitro Asia Pacific, for a period of approximately 18 months ending in 2012. Prior to joining Sapient Corporation, Mr. Tibbetts was the chief financial officer of Novell, Inc. from February 2003 to June 2006 and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP. Mr. Tibbetts holds a B.S. in business administration from the University of New Hampshire. Mr. Tibbetts has specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive officer of several public companies and his experience as a director of both public and private companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Class II Directors continuing in Office until the 2016 Annual Meeting of Stockholders

David F. D’Alessandro has served as a member of our board of directors since August 2013. Mr. D’Alessandro has served as chairman of the board of directors of Seaworld Entertainment, Inc. since 2010, and served as interim chief executive officer of SeaWorld from January 15, 2015 until April 7, 2015. Mr. D’Alessandro also serves on the boards of directors of several private companies, including Vivint and APX Group Holdings, Inc. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000, and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University. Mr. D’Alessandro has specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of a newly public company.

Bruce McEvoy has served as a member of our board of directors since November 2012. Mr. McEvoy is a managing director in the private equity group at Blackstone. Before joining Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004, and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of GCA Services Group, Inc., Performance Food Group Company, RGIS Inventory Specialists, Catalent Inc. and Vivint. Mr. McEvoy was formerly a director of DJO Orthopedics and Vistar Corporation. Mr. McEvoy graduated from Princeton University and Harvard Business School. Mr. McEvoy has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Joseph F. Trustey has served as a member of our board of directors since November 2012. Mr. Trustey is a managing director at Summit Partners, which he joined in 1992. Prior to joining Summit Partners, he worked as a consultant for Bain & Co., and as a captain in the U.S. Army. Mr. Trustey currently serves on the board of directors of numerous private companies. He has previously served on the board of directors for two public companies. Mr. Trustey received a B.A. in chemical engineering from the University of Notre Dame and an M.B.A. from Harvard Business School. Mr. Trustey has specific attributes that qualify him to serve as a member of our board of directors, including his experience as director of other public companies.

Class III Directors continuing in Office until the 2017 Annual Meeting of Stockholders

Alex J. Dunn is a founder of Vivint Solar and has served as a member of our board of directors since November 2012. He also served as our interim chief executive officer from April 2013 through September 2013 and as our chief operating officer from August 2011 to January 2013. Mr. Dunn has served as the president of Vivint, Inc. since November 2012 and previously served as chief operating officer for Vivint Inc. from January 2008 through September 2012. He served as vice president of business development for Vivint, Inc. from August 2005 until December 2007. Mr. Dunn also serves on the board of directors of Vivint. Before joining Vivint, Inc., he served as the deputy chief of staff to Governor Mitt Romney in Massachusetts. Mr. Dunn holds a B.S. in sociology from Brigham Young University. Mr. Dunn has specific attributes that qualify him to serve as a member of our board of directors, including having founded the company, his historical knowledge of our company and his experience with the direct-to-home sales model.

Peter F. Wallace has served as a member of our board of directors since November 2012 and chairman of the board since March 2014. Mr. Wallace is a senior managing director in the private equity group at Blackstone, which he joined in 1997. Mr. Wallace serves on the board of directors of AlliedBarton Security Services LLC, GCA Services Group, Inc., Michaels Stores, Inc., SeaWorld Entertainment, Inc., Vivint and the Weather Channel Companies. Mr. Wallace was formerly a director of Crestwood Midstream Partners LP, New Skies Satellites Holdings Ltd. and Pelmorex Media, Inc. Mr. Wallace received a B.A. in government from Harvard College. Mr. Wallace has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of current directors and considered whether any such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent, see “Board of Directors and Corporate Governance — Controlled Company Exemption.” Based upon information requested from and provided by each current director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Messrs. D’Alessandro, Tibbetts and Trustey, representing three of our eight current directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of the NYSE. The board of directors also determined that Messrs. Tibbetts (chairman) and Trustey, who comprise a majority of the members of our audit committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of the NYSE. We will be required to have an audit committee comprised entirely of independent directors by September 30, 2015, the one-year anniversary of the effective date of our Registration Statement on Form S-1 with respect to our initial public offering of common stock, or IPO.

Board Leadership Structure

Our board of directors is led by a non-executive chairman. Mr. Wallace serves as the chairman of the board or directors, and Mr. Butterfield serves as president and chief executive officer of our company. Our board of directors currently believes that the separation of the chairman and chief executive positions is appropriate corporate governance for us.

Controlled Company Exemption

Affiliates of our sponsor, The Blackstone Group, L.P., or Blackstone, beneficially own more than 50% of our common stock and voting power. As a result, (1) under the terms of a stockholders agreement with Blackstone, Blackstone is entitled to nominate at least a majority of the total number of directors comprising our board of directors (see “Related Person Transactions — Agreements with Our Sponsor — Stockholders Agreement”) and (2) we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so. If we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Board Meetings

During the fiscal year ended December 31, 2014, our board of directors held 14 meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Mr. Butterfield joined the board of directors in March 2014 and attended each of the 13 board meetings held between the date he joined the board of directors and December 31, 2014. Mr. Tibbetts joined the board of directors in August 2014 and attended each of the five board meetings held between the date he joined the board of directors and December 31, 2014. Mr. Tibbetts joined the audit committee in August 2014 and attended each of the three audit committee meetings held between the date he joined the audit committee and December 31, 2014.

Attendance of Directors at Annual Meetings of Stockholders

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Board Committees

Our board of directors has three standing committees – an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may from time to time establish other committees. In accordance with the terms of a stockholders agreement with our sponsor, Blackstone, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, Blackstone has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under the NYSE listing standards, Blackstone has the right, subject to applicable NYSE listing standards and applicable law, to designate one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to Blackstone’s representation on our board of directors as possible. (See “Related Person Transactions — Agreements with Our Sponsor — Stockholders Agreement.”)

Audit Committee

The members of our audit committee are Messrs. McEvoy, Tibbetts and Trustey. Our audit committee chairman, Mr. Tibbetts, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the NYSE. Our board of directors has determined that each of Messrs. Tibbetts and Trustey satisfy the requirements for independence and that each of the members of our audit committee satisfy the requirements for financial literacy under the rules and regulations of the NYSE and the SEC. The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

During 2014, our audit committee met five times. Our board of directors has adopted a written charter for the audit committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Compensation Committee

The members of our compensation committee are Messrs. Wallace, McEvoy and Trustey. Mr. Wallace is the chairman of our compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	setting our compensation program and compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

During 2014, our compensation committee met once. Our board of directors has adopted a written charter for the compensation committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. D’Alessandro, Pedersen and Wallace. Mr. D’Alessandro is the chairman of our nominating and corporate governance committee. The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to:

•	identifying individuals qualified to become new directors, consistent with criteria approved by the board of directors, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders;

•	identifying directors qualified to fill vacancies on any of our board committees and recommending that the board of directors appoint the identified member or members to the applicable committee, subject to the stockholders agreement with 313 Acquisition LLC;

•	reviewing and recommending to the board of directors corporate governance principles applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Our nominating and corporate governance committee did not meet in 2014. Our board of directors has adopted a written charter for the nominating and corporate governance committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Considerations in Evaluating Director Nominees

Our board of directors and our nominating and corporate governance committee use a variety of methods for identifying and evaluating director nominees. In their evaluation of director candidates, they will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that are considered include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee expects to consider these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.5(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Vivint Solar, Inc., Attention: Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. Notice must be received by us no earlier than March 23, 2016, and no later than April 22, 2016. The notice must state the information required by Section 2.5(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Vivint Solar, Inc., Attention: Corporate Secretary, 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. All such stockholder communications will be forwarded to the appropriate committee of the Board or non-management director.

Corporate Governance Guidelines

In 2014, our board of directors adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business and affairs of Vivint Solar in accordance with its fiduciary responsibilities. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. Our corporate governance guidelines are posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Code of Business Conduct and Ethics

We are committee to the highest standards of integrity and ethics in the way we conduct our business. In 2014, our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest. In accordance with our code of conduct, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, the Board has adopted separate policies and procedures concerning the receipt and investigation of complaints relating to accounting, internal accounting controls or auditing matters, which are administered by our audit committee. Our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx. We will post amendments to our Code of Business Conduct or waivers of our Code of Business Conduct for directors and executive officers on the same website.

Risk Management

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by our board committees. Our audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. Our nominating and corporate governance committee assists our board of directors with its responsibility of overseeing the management of associated with board organization, membership and structure, as well as corporate governance. Our compensation committee assists the boards of directors by assessing risks created by incentives inherent in our compensation policies.

In addition, our president and chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Blackstone.

Non-Employee Director Compensation

Directors who are also our employees receive no additional compensation for their service as a director. During 2014, one director, Mr. Butterfield, our president and chief executive officer, was an employee. Mr. Butterfield’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

Except as described below, prior to our IPO, our outside directors did not receive any equity or cash compensation for their services as directors or as board committee members.

In July 2013, an affiliate of Mr. D’Alessandro received equity awards in the form of 500,000 Class B units of 313 Acquisition LLC. 313 Acquisition LLC is an affiliate of our sponsor, Blackstone, and holder of approximately 78% of our outstanding common stock (see “Security Ownership of Certain Beneficial Owners and Management”). These equity awards, made under the 313 Acquisition LLC Unit Plan, are divided into three equal vesting portions, a time-vesting portion, a 2.0x exit-vesting portion and a 3.0x exit-vesting portion:

•	Time-Vesting Units: On July 18, 2014, the 12-month anniversary of the date Mr. D’Alessandro began providing services to Vivint, Inc., 20% of the Class B units will vest, subject to Mr. D’Alessandro’s continued service as a board member of Vivint through such date. Thereafter, an additional 20% of the Class B units will vest every year until the option is fully vested, subject to continued service as a board member of Vivint, Inc. through each vesting date. Notwithstanding the foregoing, the time-vesting Class B units will become fully vested upon a change of control, as defined in the securityholders agreement referenced below, that occurs while Mr. D’Alessandro is still serving as a board member of Vivint, Inc.

•	2.0x Exit-Vesting Units: The 2.0x exit-vesting Class B Units vest if Blackstone receives cash proceeds in respect of its Class A units in Vivint, Inc. equal to (1) a return equal to 2.0x Blackstone’s cumulative invested capital in respect of the Class A units and (2) an annual internal rate of return of at least 20% on Blackstone’s cumulative invested capital in respect of its Class A units, subject to Mr. D’Alessandro’s continued service as a board member of Vivint, Inc. through each vesting date.

•	3.0x Exit-Vesting Units: The 3.0x exit-vesting Class B Units vest if Blackstone receives cash proceeds in respect of its Class A units in Vivint, Inc. equal to (1) a return equal to 3.0x Blackstone’s cumulative invested capital in respect of the Class A units and (2) an annual internal rate of return of at least 25% on Blackstone’s cumulative invested capital in respect of its Class A units, subject to Mr. D’Alessandro’s continued service as a board member of Vivint, Inc. through each vesting date.

If Mr. D’Alessandro ceases to serve on the board of directors of Vivint, Inc., all unvested time-vesting Class B units will be forfeited, and a percentage of the exit-vesting Class B units will be forfeited with such percentage equal to (1) 100%, if his service ceases prior to July 31, 2014, (2) 80%, if his service ceases prior to July 31, 2015, (3) 60%, if his service ceases prior to July 31, 2016, (4) 40%, if his service ceases prior to July 31, 2017, (5) 20%, if his service ceases prior to July 31, 2018 and (6) 0%, if his service ceases on or after July 31, 2018.

As a condition to receiving such Class B units, Mr. D’Alessandro was required to enter into a subscription agreement and become a party to the limited liability company agreement of 313 Acquisition LLC and a securityholders agreement. These agreements generally govern his rights with respect to the Class B units and contain certain rights and obligations of the parties thereto with respect to vesting, governance, distributions, indemnification, voting, transfer restrictions and rights, including put and call rights, tag-along rights, drag-along rights, registration rights and rights of first refusal, and certain other matters.

In September 2014, we issued and sold an aggregate of 2,343,748 shares of common stock to Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate gross proceeds of $25.0 million. Subsequently, we re-evaluated the estimate of the fair value of our common stock for financial reporting purposes in light of our progress towards our IPO and the establishment of the preliminary price range for the IPO. In conducting such re-evaluation, we determined that there was no single event that caused the increase in the fair value of our common stock. Given our rapid growth and improvement in our prospects enabled by additional completed and potential tax equity, debt and equity financings, we determined that a straight line interpolation from the $2.93 fair value estimate as of December 31, 2013 and the $17.00 midpoint of the preliminary price range of our IPO as of September 17, 2014 was an appropriate method of re-evaluating the fair value of our common stock for each of the equity transactions completed between January 1, 2014 and September 17, 2014, including the sale of securities to Alex Dunn and an entity affiliated with Todd Pedersen. Based on this re-evaluation, we recorded approximately $14.8 million in compensation expense with respect to such sales for the three months ended September 30, 2014, which represents the aggregate difference between the $10.667 per share purchase price and $17.00, the midpoint of the price range as of September 17, 2014.

2014 Director Compensation Table

The following table provides information concerning compensation paid by us to our non-employee directors during 2014.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd R. Pedersen(2)	15,000	—	15,000
Joseph S. Tibbetts, Jr.(3)	35,417	163,200	198,617
David D’Alessandro	43,333	195,200	238,533
Bruce McEvoy(4)	—	—	—
Joseph F. Trustey(4)	—	—	—
Alex J. Dunn(2)	13,750	—	13,750
Peter Wallace(4)	—	—	—

(1)	Represents the aggregate grant date fair value of stock awards granted in 2014. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. As of December 31, 2014, our non-employee directors held outstanding restricted stock units as follows: Mr. D’Alessandro (12,200 restricted stock units) and Mr. Tibbetts (10,200 restricted stock units).
(2)	Messrs. Dunn and Pederson have waived their right to receive equity compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance – Director Compensation Program.”
(3)	Mr. Tibbetts was elected to the board of directors in August 2014.
(4)	Messrs. McEvoy, Trustey and Wallace have waived their right to receive any compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance – Director Compensation Program.”

Director Compensation Program

Based on the recommendation of Frederic W. Cook & Co., Inc., or F.W. Cook, a compensation advisory firm, on June 24, 2014, our compensation committee recommended, and our board of directors approved, an outside director compensation policy, which became applicable to all of our non-employee directors upon the effective date of our Registration Statement on Form S-1 related to our IPO. This policy was amended on September 15, 2014. The terms of the director compensation policy are described below.

Each non-employee director is eligible to receive the following cash annual retainer, which will be paid quarterly in arrears on a prorated basis. Messrs. McEvoy, Trustey and Wallace have waived their right to receive cash compensation under this policy.

Annual retainer	$55,000

Annual retainer for audit committee chairperson	30,000

Annual retainer for audit committee member	10,000

Annual retainer for compensation committee chairperson	15,000

Annual retainer for compensation committee member	7,500

Annual retainer for nominating and corporate governance committee chairperson	10,000

Annual retainer for nominating and corporate governance committee member	5,000

In addition, other than Messrs. Dunn, McEvoy, Pedersen, Trustey and Wallace, who have waived their right to receive equity compensation under this policy, each non-employee director is eligible to be granted an annual restricted stock unit award with a fair value equal to $130,000 on the date of each of our annual stockholder meetings. Any person who becomes a non-employee director will receive a restricted stock unit award with a value equal to $130,000 multiplied by a fraction, the numerator of which is the number of months between the grant date and the anticipated month of our next annual stockholder meeting and the denominator of which is 12. For awards in 2014, the anticipated month of our 2015 annual stockholder meeting was deemed to be May 2015 and thereafter on the anniversary month of our last annual stockholder meeting preceding the grant date. The number of shares subject to the restricted stock unit awards will be determined by the closing price of our shares on the grant date of such award. Each restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the first anniversary of the date of grant and the date of our next annual stockholder meeting first occurring after the date of grant, subject to continued service as a board member through such date. In the event of a change of control, each non-employee director will fully vest in his or her restricted stock units awards.

Following the adoption of our outside director compensation policy, we agreed to provide Messrs. D’Alessandro and Tibbetts with the same cash fees that will become payable to our other non-employee directors under the outside director compensation policy as if the policy was already in effect. In addition, Messrs. D’Alessandro and Tibbetts each received an initial award of 12,200 restricted stock units and 10,200 restricted stock units, respectively. The size of each award was based on the award each director would have received in connection with his joining our board of directors in April 2014 and August 2014, respectively, under the outside director compensation policy, had it been effective as of their start dates. Each of these awards will vest on the day prior to the 2015 annual meeting of our stockholders, in each case, subject to the holder’s continued service on our board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, or E&Y, independent registered public accountants, to audit our financial statements for the year ending December 31, 2015. During the year ended December 31, 2014, E&Y served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2015. Our audit committee is submitting the selection of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of E&Y, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for the years ended December 31, 2014 and 2013.

	Year Ended December 31,
Fee Category	2014	2013
Audit fees(1)	$5,237,000	$1,892,250
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$5,237,000	$1,892,250

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our IPO.

Auditor Independence

In 2014, there were no other professional services provided by E&Y that would have required the audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL #2

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three directors and operates under a written charter originally adopted by the board of directors in May 2014, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Joseph S. Tibbetts, Jr., Joseph F. Trustey and Bruce McEvoy. Mr. Tibbetts serves as the chair of the audit committee. Each of Messrs. Tibbetts and Trustey is an “independent director” as currently defined in 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act of 1934. The board of directors has also determined that Mr. Tibbetts is an “audit committee financial expert” as described in applicable rules and regulations of the U.S. Securities and Exchange Commission, or SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held five meetings during 2014. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year 2014 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with audit committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Joseph S. Tibbetts, Jr., Chairman

Joseph F. Trustey

Bruce McEvoy

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Vivint Solar, and other biographical information as of April 13, 2015, are set forth below. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among our directors or executive officers.

Name	Age	Position
Gregory S. Butterfield	55	Chief Executive Officer and President, Director
Dana C. Russell	53	Chief Financial Officer and Executive Vice President
L. Chance Allred	37	Vice President, Sales
Paul S. Dickson	30	Vice President, Operation
Dwain A. Kinghorn	49	Chief Strategy and Innovations Officer
Shawn J. Lindquist	45	Chief Legal Officer, Executive Vice President and Secretary
Thomas G. Plagemann	51	Executive Vice President, Capital Markets

Gregory S. Butterfield. See “Proposal No. 1 Election of Directors — Nominees for Director” for Mr. Butterfield’s biographical information.

Dana C. Russell has served as our chief financial officer and executive vice president since November 2013. From January 2013 to November 2013, Mr. Russell was the chief financial officer of Allegiance, Inc. a software company. Mr. Russell was an independent contractor, providing financial services and business consulting to a number of privately held organizations and individuals from May 2011 to December 2012. From June 2006 through April 2011, Mr. Russell was the senior vice president and chief financial officer of Novell, Inc., a publicly traded software and services company, which was acquired by The Attachmate Group, Inc. From July 1994 to June 2006, Mr. Russell held positions at Novell including, interim chief financial officer, vice president of finance, treasurer and corporate controller. He had broad responsibility overseeing financial and accounting functions as well as investor relations, tax, information services and technology, risk management, corporate development and facilities. Prior to 1994, Mr. Russell held other high-level accounting and finance positions at high tech companies and also worked as an auditor at PricewaterhouseCoopers LLP, a multinational professional services firm. Mr. Russell holds a master’s degree in accounting from Weber State University and holds a CPA license in the State of Utah.

L. Chance Allred has served as our vice president of sales since March 2012. From September 2006 to March 2012, Mr. Allred served as a founding partner and vice president of sales for Platinum Protection, LLC, a home security solutions company. From March 2000 to October 2006, Mr. Allred served in various positions for Vivint, Inc., a home automation and security company and our sister company. Mr. Allred holds a B.A. in marketing from Southern Utah University.

Paul S. Dickson, a member of our founding management team, has served as our vice president of operations since November 2013. From May 2011 to November 2013, Mr. Dickson served as our Vice President of Financing. Prior to joining our founding team, Mr. Dickson served as the director of smart grid and energy management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the president and chief executive officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in public relations from Brigham Young University.

Dwain A. Kinghorn has served as our chief strategy and innovations officer since March 2014. From July 2008 to March 2014, Mr. Kinghorn served as a partner for SageCreek Partners, a business consulting firm. From April 2007 to July 2008, Mr. Kinghorn served as a vice president for Symantec Corporation, a computing security, storage and systems management company. From October 2000 to April 2007, Mr. Kinghorn served as the chief technology officer for Altiris, Inc., a software company. From May 1994 to September 2000, Mr. Kinghorn served as the founder and chief executive officer for Computing Edge, a systems management server company. From May 1989 to May 1994, Mr. Kinghorn served as a program manager for Microsoft Corporation, a computer software and electronics company. Mr. Kinghorn holds a B.S. in electrical and computer engineering from Brigham Young University.

Shawn J. Lindquist has served as our chief legal officer, executive vice president and secretary since February 2014. From February 2010 to February 2014, Mr. Lindquist served as chief legal officer, executive vice president and secretary of Fusion-io, Inc., a leading provider of flash memory solutions for application acceleration, which was acquired by SanDisk Corporation in July 2014. From 2005 through January 2010, Mr. Lindquist served as chief legal officer, senior vice president and secretary of Omniture, Inc., an online marketing and web analytics company, through the completion and integration of the merger of Omniture with Adobe Systems Incorporated. Prior to Omniture, Mr. Lindquist was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, the leading legal advisor to technology, life sciences and other growth enterprises worldwide. Mr. Lindquist also previously served as in-house corporate and mergers and acquisitions counsel for Novell, Inc., a software and services company, and as vice president and general counsel of a privately held, venture-backed company. Mr. Lindquist has also served as an adjunct professor of law at the J. Reuben Clark Law School at Brigham Young University. Mr. Lindquist holds a B.S. in business management - finance and a J.D. from Brigham Young University.

Thomas G. Plagemann has served as our executive vice president, capital markets since October 2013. Mr. Plagemann previously served as the head of energy, U.S. corporate & investment banking for Santander Global Banking & Markets from May 2012 to October 2013, and the global head of project finance and transaction execution at First Solar, Inc., a solar company from March 2011 to May 2012. Mr. Plagemann formed and served as the President of Grand Avenue Capital LLC from September 2010 through February 2011. From September 2009 to July 2010, Mr. Plagemann served as the head of mergers and acquisitions for the wind division of Infigen Energy Limited, a wind energy company. From September 2004 to September 2009, Mr. Plagemann served as the managing director of tax equity and energy investment at American International Group, Inc., an insurance and financial services company. Mr. Plagemann also has held positions at General Electric Capital Corporation and Deutsche Bank, and has served as a member of the board of directors of Solar Energy Industries Association since 2013. Mr. Plagemann holds a B.A. from the University of Minnesota and a master’s degree in international affairs from Columbia University.

EXECUTIVE COMPENSATION

General Compensation Philosophy

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders.

Summary Compensation Table

The following table summarizes the compensation that we paid during 2013 and 2014 to our principal executive officer and each of our two other most highly compensated executive officers. We refer to these officers as our named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)	Non equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Gregory S. Butterfield	2014	500,000		—	302,629	120,001	(3)	922,630
Chief Executive Officer and President, Director	2013	163,462	(4)	1,324,878	64,658	—		1,552,998

Dana C. Russell	2014	305,577		1,102,719	211,840	22	(5)	1,620,158
Chief Financial Officer and Executive Vice President	2013	31,731	(6)	—	14,419	—		46,150

Shawn J. Lindquist	2014	302,539	(7)	1,008,112	208,814	14	(5)	1,519,479
Chief Legal Officer, Executive Vice President and Secretary

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Each award was determined and approved by our board of directors in its discretion.
(2)	The amounts reported in the Non-Equity Incentive Plan Compensation column for 2013 represent the amounts earned and payable under the 2013 bonus plan, all of which were paid in 2014. The amounts reported for 2014 represent the amounts earned and payable under the 2014 bonus plan, all of which were paid in 2015.
(3)	Includes $50,686 for a company vehicle, $3,849 for a performance incentive trip, $65,454 for personal use of company aircraft and $13 for certain travel and related expenses.
(4)	Mr. Butterfield was hired in September of 2013. This amount represents a pro-rated amount of his $500,000 base salary.
(5)	This amount represents reimbursements for certain expenses.
(6)	Mr. Russell was hired in November 2013. This amount represents a pro-rated amount of his $350,000 base salary.
(7)	Mr. Lindquist was hired in February 2014. This amount represents a pro-rated amount of his $345,000 base salary.

Non-Equity Incentive Compensation Plan

On June 24, 2014, our board of directors adopted an Executive Incentive Compensation Plan, which we refer to as our Bonus Plan. Our Bonus Plan will allow our compensation committee to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by our compensation committee. Pursuant to the Bonus Plan, our compensation committee, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under the Bonus Plan, our compensation committee, in its sole discretion, will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, installs, internal rate of return, inventory turns, inventory levels, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by our compensation committee, but in no event later than the 15th day of the third month of the fiscal year following the date the award has been earned. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of ours) through the date the bonus is paid. Accordingly, an award is not considered earned until paid.

Our board of directors, in its sole discretion, may alter, suspend or terminate the Bonus Plan provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award theretofore earned by such participant.

Employment Arrangements

We have entered into a confirmatory employment letter with each of our NEOs – Gregory S. Butterfield, our chief executive officer and president; Dana C. Russell, our chief financial officer and executive vice president; and Shawn J. Lindquist, our chief legal officer, executive vice president and secretary. Each of these confirmatory employment letters does not have a specific term and provides that the NEO is an at-will employee. Mr. Butterfield’s current annual base salary is $500,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 40% of his base salary. Mr. Russell’s current annual base salary is $350,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 40% of his base salary. Mr. Lindquist’s current annual base salary is $345,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 40% of his base salary.

Severance and Change of Control Benefits

We have entered into involuntary termination protection agreements with certain key executives, including each of our NEOs, to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination. We believe that it is imperative to provide such individuals with severance benefits upon their involuntary termination of employment to secure their continued dedication to their work, without the distraction of the negative economic consequences of potential termination.

The severance benefits to which our NEOs are entitled are described below:

If the NEO’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by the NEO for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the period beginning six months prior to and ending 18 months following a “change of control” (as defined in in the involuntary termination protection agreements, and such period is referred to as the Change of Control Period), the NEO will receive the following severance benefits:

•	an amount equal to 1.0x, or 1.5x, in the case of Mr. Butterfield, the sum of (1) the NEO’s base salary rate as then in effect and (2) (a) if the NEO has been employed with us for at least one year as of the date of his termination, the average of performance bonuses paid to the NEO for each year the NEO was employed by us during the three-year period immediately preceding the date of the NEO’s termination or (b) if the NEO has been employed with us for less than one year as of the date of his termination, the NEO’s target annual performance bonus in effect for the fiscal year in which the termination occurs, which will be paid to the NEO in equal installments over a period of 12 months, or 18 months, in the case of Mr. Butterfield, following the date of termination;

•	an amount equal to the pro-rata portion of the annual bonus paid to the NEO in respect of the fiscal year ending immediately prior to the fiscal year in which the NEO’s employment is terminated, which will be paid to the NEO in equal installments over a period of 18 months following the date of termination; and

•	continuing payments to reimburse the NEO for COBRA continuation coverage for a period of up to 12 months, or 18 months, in the case of Mr. Butterfield, or, if such reimbursements would result in an excise tax, a lump sum payment of $24,000, or $36,000, in the case of Mr. Butterfield, in lieu of such reimbursements.

If the NEO’s employment is terminated either by us without cause (other than by reason of death or disability) or by the NEO for good reason, and in each case the termination occurs during the Change of Control Period, the NEO will receive the following severance benefits:

•	a lump sum payment of an amount equal to 2.0x, or 3.0x in the case of Mr. Butterfield, (or 1.5x, or 2.0x in the case of Mr. Butterfield, if the termination occurs after the third anniversary of the effective date of the Registration Statement on Form S-1 related to our IPO) the sum of (1) the NEO’s base salary rate as then in effect and (2) (a) if the NEO has been employed with us for at least one year as of the date of his termination of employment, the average of performance bonuses paid to the NEO for each year the NEO was employed by us during the three-year period immediately preceding the date of the NEO’s termination, or (b) if the NEO has been employed with us for less than one year as of the date of his termination, the NEO’s target annual performance bonus in effect for the fiscal year in which the termination occurs;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to the NEO had the NEO been employed by us for the entire fiscal year in which the NEO’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% of the NEO’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse the NEO for COBRA continuation coverage for a period of up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

If any of the payments provided for under the involuntary termination protection agreement or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. These agreements do not require us to provide any tax gross-up payments to any NEO.

Outstanding Equity Awards at December 31, 2014

The following table shows grants of stock options outstanding at December 31, 2014 held by each of our NEOs.

Name	Grant Date	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gregory S. Butterfield	9/3/2013	9/3/2013	235,295	941,177	(1)	2,352,940	(2)	1.00	9/2/2023

Dana C. Russell	1/24/2014	11/18/2013	58,824	235,295	(1)	588,234	(2)	1.30	1/23/2024

Shawn J. Lindquist	2/11/2014	2/11/2014	—	220,589	(1)	441,176	(2)	1.30	1/23/2024

(1)	The shares subject to the stock option vest over a five-year period in equal annual amounts, other than Mr. Lindquist’s which vest over a five-year period with 20% of the shares vesting one year following the vesting start date and the remaining shares vesting in equal quarterly installments, subject, in each case, to the option holder maintaining his status as our employee through each vesting date. Upon a change of control, 100% of the unvested shares subject to the stock option vests and become immediately exercisable.
(2)	The shares subject to the stock option vest as follows, subject to the option holder maintaining his status as our employee through each vesting date: (a) 1/2 of the shares vest (i) if 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $250 million more than its cumulative investment in our common stock or (ii) if our aggregate equity market capitalization exceeds one billion dollars on June 3, 2015 (the date that is 240 days following the completion of our IPO) and (b) 1/2 of the shares vest when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock.

401(k) Plan

We participate in a tax-qualified retirement plan sponsored by Vivint, Inc. that provides our eligible employees with an opportunity to save for retirement on a tax advantaged basis. Employees are able to participate in the 401(k) plan after completion of one year of employment in which the employee worked at least 1,000 hours and participants are able to defer a portion of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We have not provided a discretionary company match to employee contributions during the periods presented. All participants’ interests in any matching and profit sharing contributions are 100% vested after three years. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue

Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

During 2014 and currently, the members of our compensation committee were Messrs. McEvoy, Trustey and Wallace. None of the foregoing members of our compensation committee currently serves, or in the past year has served, as an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with management the “Executive Compensation” section included in this proxy statement, and based on such review and discussion, the compensation committee recommended to our board of directors that this “Executive Compensation” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Peter F. Wallace, Chairman

Joseph F. Trustey

Bruce McEvoy

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 13, 2015 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 105,303,122 shares outstanding as of April 13, 2015.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 13, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
313 Acquisition LLC(1)	82,359,374	78.2%

Directors and NEOs:
Gregory S. Butterfield(2)	290,295	*
Dana C. Russell(3)	58,824	*
Chance Allred(4)	82,354	*
Paul S. Dickson(5)	72,159	*
Dwain Kinghorn(6)	19,350	*
Shawn J. Lindquist(7)	55,148	*
Thomas Plagemann(8)	17,648	*
David F. D’Alessandro(9)	12,200	*
Alex Dunn(10)	468,749	*

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Bruce McEvoy(11)	—	*
Todd Pedersen(12)	1,874,999	1.8%
Joseph S. Tibbetts, Jr.(13).	10,200	*
Joseph F. Trustey	—	*
Peter F. Wallace(11)	—	*
All current directors and executive officers as a group (14 persons)(14)	2,961,926	2.8%

(*)	Less than one percent.
(1)	Represents 82,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition LLC are Peter Wallace, Bruce McEvoy, Alex Dunn, Joseph Trustey, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.
(2)	Includes 235,295 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(3)	Includes 58,824 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(4)	Includes 82,354 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(5)	Includes 72,159 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(6)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(7)	Includes 55,148 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(8)	Includes 17,648 shares issuable upon exercise of options exercisable within 60 days after April 13, 2015.
(9)	Includes 12,200 restricted stock units that will be fully vested within 60 days after April 13, 2015.
(10)	Mr. Dunn sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(11)	Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaim beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaim beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(12)	Includes 1,874,999 shares held by the Pedersen Family Trust. Mr. Pedersen disclaims beneficial ownership of the shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(13)	Includes 10,200 restricted stock units that will be fully vested within 60 days after April 13, 2015.
(14)	Includes 536,428 shares issuable upon exercise of options within 60 days after April 13, 2015 and 22,400 restricted stock units that will be fully vested within 60 days after April 13, 2015.

RELATED PARTY TRANSACTIONS

In addition to the arrangements described below, we have also entered into the arrangements which are described under the caption “Executive Compensation — NEO Employment Arrangements”.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Sale of Equity Securities

In August and September 2014, we issued and sold an aggregate of 9,703,122 shares of common stock to 313 Acquisition LLC, Alex Dunn and an entity affiliated with Todd Pedersen for $10.667 per share for aggregate gross proceeds of $103.5 million. We obtained such financing to fund our growing operations without altering our existing plans and to bolster our financial condition in advance of this offering.

Agreements with Our Sponsor

Support and Services Agreement

We entered into a support and services agreement with 313 Acquisition LLC, Blackstone Capital Partners VI L.P. and Blackstone Management Partners L.L.C., or BMP, an affiliate of Blackstone. Under this agreement, as part of the acquisition of our company by 313 Acquisition LLC, BMP received a $750,000 transaction fee as consideration for undertaking due diligence investigations and financial and structural analysis and providing corporate strategy and other advice and negotiation assistance. In addition, on a joint and several basis with 313 Acquisition LLC, we agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates and to indemnify BMP and its affiliates and related parties in connection with the provision of services under this agreement.

Under this agreement, we also, jointly with 313 Acquisition LLC, retroactively to the date of the acquisition of our company by 313 Acquisition LLC, engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. BMP will invoice us for such services based on the time spent by the relevant personnel providing such services during the applicable period and Blackstone’s allocated costs of such personnel, but in no event were we obligated to pay more than $500,000 during any calendar year.

In connection with our IPO, the parties terminated this agreement, provided that the provisions relating to indemnification and certain other provisions will survive termination. We were not required to pay BMP any fees in connection with such termination.

Stockholders Agreement

In connection with our IPO, entered into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, The Blackstone Group, L.P., Summit Partners, Todd Pedersen and Alex Dunn.

Board Composition

This agreement will require us to nominate a number of individuals designated by our sponsor for election as our directors at any meeting of our stockholders, each a sponsor director, such that, upon the election of each such individual and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of sponsor directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. In addition, the stockholders agreement will require us to nominate one individual designated by Summit Partners and one individual designated by Todd Pedersen, each a majority ownership director, for election as our directors at any meeting of our stockholders for so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting.

For so long as the stockholders agreement remains in effect, sponsor directors may be removed only with the consent of our sponsor and majority ownership directors may be removed only with the consent of Summit Partners or Mr. Pedersen, as applicable. In the case of a vacancy on our board created by the removal or resignation of a sponsor director or a majority ownership director, the stockholders agreement will require us to nominate an individual designated by our sponsor or by Summit Partners or Mr. Pedersen, as applicable, for election to fill the vacancy.

Board Committees

Under the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate at least one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Investor Approvals

The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate, at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•	our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•	entering into any agreement providing for any acquisition or divestiture of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any 12-month period;

•	incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. Additionally, Todd Pedersen, Alex Dunn, certain investment funds affiliated with Summit Partners, whose managing director, Joseph Trustey, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, also have customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Advisory Agreement

In May 2014, we entered into an advisory agreement with Blackstone Advisory Partners L.P., or BAP, an affiliate of our sponsor, under which BAP provides financial advisory and placement services related to our financing of residential solar energy systems. Under the agreement, we are required to pay a placement fee to BAP upon the consummation of a tax equity financing. This placement fee ranges from 0.75% to 1.5% of the transaction capital, depending on the identity of the investor and whether the financing relates to residential or commercial projects. This agreement replaces a substantially similar agreement we entered into with BAP. We incurred fees of $4.5 million to BAP under this agreement in 2014.

Tax Equity Funds

We have entered into three investment fund transactions with two affiliates of our sponsor, Blackstone Holdings I L.P. and Stoneco IV Corporation. These funds provided for investment by such subsidiaries of $40 million, $50 million and $20 million, with projected aggregated fund sizes (in terms of value of solar energy systems owned) of $84.7 million, $107 million and $42.8 million, respectively. Further details of these and our other investment funds may be found in the section of our Annual Report on Form 10-K captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Prior Agreements with Vivint

Turnkey Full-Service Sublease Agreement

On June 20, 2013, we entered into a Turnkey Full-Service Sublease Agreement with Vivint, Inc. which was applied retroactively to be in effect as of January 1, 2013. This agreement specified the terms under which we subleased up to 60,000 square feet of corporate office space in Provo, Utah from Vivint, Inc. and requires Vivint, Inc. to provide us with certain services. Under this agreement, we paid Vivint, Inc. $3.41 per rentable square foot per month and $86.54 per month per a specified number of employees. In connection with our IPO and a planned move to independent office space, we amended and restated this agreement to focus exclusively on the real estate issues at the Provo location and are addressing certain services that Vivint, Inc. continues to provide to us under the Transition Services Agreement and related agreements. See “— Current Agreements with Vivint” below.

Trademark / Service Mark License Agreement

On June 1, 2011, we and Vivint, Inc. entered into a Trademark / Service Mark License Agreement. Pursuant to this agreement, Vivint, Inc. granted us and our subsidiaries a non-exclusive license to use certain Vivint marks, subject to certain quality control requirements, in exchange for a fee per month of $0.01 per kilowatt hour of electricity generated by the solar equipment each month for each customer account. On June 10, 2013, this agreement was amended and restated to grant us a royalty-free, non-exclusive license to the marks, and was applied retroactively to be in effect as of January 1, 2013. We were only permitted to use the marks to manufacture, purchase and distribute our solar energy systems for residential rooftop installation, as well as in advertising and promotional material. Vivint, Inc. was generally required to consent to any sublicense of the marks. In connection with our IPO, we terminated this agreement and do not expect any additional costs as a result of this termination.

Master Backup Maintenance Service Agreement

On January 23, 2014, Vivint Solar Provider, LLC, one of our wholly owned subsidiaries, and Vivint entered into a Master Backup Maintenance Services Agreement pursuant to which Vivint Solar Provider, LLC, engaged Vivint, Inc. as a backup provider of, among other obligations, specified maintenance, operations and customer services tasks related to our solar energy systems owned by third parties. This agreement provided the framework for a form agreement to be entered into by Vivint, Inc. and our investment funds. The form agreement required Vivint, Inc., upon certain triggering events, primarily the default of Vivint Solar Provider, LLC, to provide certain services and maintenance that it was providing. These services are to be provided at the cost incurred by Vivint, Inc. in providing such services plus 10%. The agreement also required each party to maintain certain levels of insurance coverage. In addition, Vivint Solar Provider, LLC, granted Vivint, Inc. a power of attorney to perform services and otherwise take action on behalf of Vivint Solar Provider, LLC, under the agreements covered by the agreement. Vivint Solar Provider, LLC, Vivint, Inc., and one of our investment funds entered into an addendum to the agreement, which provide that such investment fund would receive the backup services under the agreement. In connection with our IPO, we terminated this agreement.

Current Agreements with Vivint

In connection with our IPO, we entered into a number of agreements with our sister company, Vivint, Inc., related to services and other support that Vivint has provided and will provide to us, including:

•	Master Intercompany Framework Agreement. This agreement establishes a framework for the ongoing relationship between us and Vivint. This agreement contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution. We and Vivint each make customary representations and warranties that will apply across all of the agreements between us, and we each agree not to damage the value of the goodwill associated with the “VIVINT” or “VIVINT SOLAR” marks. Vivint agrees to provide us notice if Vivint plans to stop using or to abandon rights in the “VIVINT” mark in any country or jurisdiction, and we are permitted to take steps to prevent abandonment of the “VIVINT” mark. We each also agree not to make public statements about each other without the consent of the other or disparage one another.

•

Non-Competition Agreement. In this agreement, we and Vivint each define our current areas of business and our competitors, and agree not to directly or indirectly engage in the other’s business for three years. Our area of business is defined as selling renewable energy and energy storage products and services. Vivint’s area of business is defined as residential and commercial automation and security products and services, energy management (i.e., wireless or remote management and control of energy controlling or consuming devices in a residence, including thermostats, HVAC, lighting, other appliances and in-house consumption monitoring), products and services for accessing and using the Internet, products and services for the storage, access, retrieval, and sharing of data, fixed and mobile data services, audio/video entertainment services, healthcare and wellness services, content distribution network services, wholesale cloud computing services, demand response services and information security. We and Vivint may each engage in the business of energy inverters, aggregate consumption monitoring and micro-grid technology. Vivint may sell products and services to our competitors other than SolarCity Corporation. We may purchase products and services from specified Vivint competitors. Although we may not engage in the Vivint business for three years, Vivint may engage in our business in markets where we are not yet operating, including by selling customer leads to our competitors (other than SolarCity Corporation). We believe this arrangement will validate a market and increase demand for our products and services in that market. Once we begin operating in a market, Vivint will provide those leads exclusively to us. This agreement permits us and Vivint to make investments of up to 2.5% in any publicly traded company without violating the commitments in this agreement. This agreement also permits us to obtain financing from a Vivint competitor. Finally, in this agreement we also each agree that for five years, unless we or Vivint obtain prior written permission from the other’s president, neither of us will solicit for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or servicing of the other’s products and services. The commitment not to solicit those employees lasts for 180 days after the employee finishes employment with us or Vivint. General purpose employment advertisements and contact initiated by an employee are not, however, considered solicitation.

•	Transition Services Agreement. Pursuant to this agreement Vivint provides to us various enterprise services that it had previously provided to us prior to our IPO, including services relating to information technology and infrastructure, human resources and employee benefits, administration services and facilities-related services. Vivint will perform the services with the same degree of care and diligence that Vivint takes in performing services for its own operations. Vivint will also provide us with reasonable assistance with our eventual transition to providing those services in-house or through the use of third-party service providers. We pay Vivint, Inc. a sum of $313,000 per month for the services, which represents Vivint’s good faith estimate of their full cost of providing the services to us, without markup or surcharge. As we transition any service from Vivint to an alternate provider or in-house, the fees paid to Vivint will be reduced accordingly except for any third party license fees related to services Vivint obtains for us that cannot be terminated or assigned to us. The agreement also accounts for the possibility that new services will be required from Vivint that were not initially addressed in the agreement. The initial term of this agreement is six months; however, we and Vivint hope to complete the transition of the services contemplated by this agreement as soon as commercially practicable.

•	Product Development and Supply Agreement. Pursuant to this agreement, one of our wholly owned subsidiaries will collaborate with Vivint, Inc. to develop certain monitoring and communications equipment that will be compatible with other equipment used in our solar energy systems and will replace equipment we currently procure from third parties. In connection with the design work conducted by it, we grant Vivint a non-exclusive license to use our intellectual property rights (other than our trademarks) that exist as of the date of the agreement or that we develop outside of the agreement, as well as any improvements or modifications to such intellectual property rights, and any materials, information, data, designs, software or other technology that we make available to Vivint, in each case, solely in connection with its performance under the agreement. Further, Vivint grants us a non-exclusive license to use Vivint’s intellectual property rights (other than our trademarks) that exist as of the date of the agreement or that it develops outside of the agreement, as well as improvements or modifications of such intellectual property rights, in each case, solely in connection with the products we will purchase from Vivint under the agreement.

If Vivint is successful in developing compatible and functionally equivalent equipment, then we may purchase and deploy such equipment in connection with installation of solar energy systems. We are not obligated to issue purchase orders for such equipment or to purchase a minimum quantity; however, if we include quantities in a monthly forecast that we provide to Vivint, then we are obligated to purchase 90% of such stated quantity. We may also purchase a greater quantity than expressed in the forecast, subject to certain limitations. The unit price for equipment we purchase is fixed on an annual basis and is based upon Vivint’s fully loaded costs associated with procuring and supplying such equipment, without markup. If we purchase equipment, Vivint agrees to provide basic services for the life of the equipment, including cloud services, data storage and customer support. These basic services are included in the unit price for the equipment when we purchase it and Vivint is obligated perform these basic services notwithstanding termination of the agreement. The equipment includes a one-year warranty covering defects in workmanship, materials and design, and Vivint warrants that its services are performed to certain standards. Each party agrees to use good faith efforts to install the equipment in connection with their respective services in order to enhance cross-selling opportunities. If a party installs equipment and the other party wants to later use it in connection with the services it provides, then the non-installing party is required to make a one-time payment to the installing party in an amount equal to 50% of the unit price of such equipment.

The initial term of the agreement is three years, and it will automatically renew for successive one-year periods unless either party elects otherwise.

•	Marketing and Customer Relations Agreement. This agreement governs various cross-marketing initiatives between the companies, in particular the provision of sales leads from each company to the other. Sales leads resulting in installations, as well as sales to each other’s customers (whether or not a lead is provided), generate commissions payable between the parties. The commission rate is 50% of the applicable fully loaded commission that is paid to the paying party’s sales personnel performing similar lead generation services; this is intended to properly incentivize leads while accounting for the somewhat lower level of effort required for lead generation as opposed to outright sales. The term of this agreement, including the term of the schedules defining the terms of the mutual lead generation program, is three years.

•	Sublease Agreement. This agreement will provide for the short-term (estimated to be less than six months) sublease of space by us at the Morinda building (separate from the Provo headquarters). Similar to the sublease described above, this agreement is focused only on real estate issues and certain specifically related services at the Morinda building. Other services at this location, in particular IT and similar services, are provided pursuant to the Transition Services Agreement.

•	Bill of Sale. This agreement governs the transfer of certain assets such as office equipment from Vivint to us.

•	Trademark License Agreement. Pursuant to this agreement, the licensor, a subsidiary majority-owned by Vivint and minority-owned by us, will grant us a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services. The agreement enables us to sublicense the Vivint Solar trademark to our subsidiaries and to certain third parties, such as suppliers and distributors, to the extent necessary for us to operate our business. The agreement governs how we may use and display the Vivint Solar trademark and provides that we may create new marks that incorporate “VIVINT SOLAR” with licensor’s reasonable approval. The agreement also provides that the licensor will apply to register Vivint Solar trademarks as reasonably requested by us, and that we will work together with the licensor in enforcing and protecting the Vivint Solar trademarks. The agreement is perpetual but may be terminated voluntarily by us or by the licensor if (1) a court finds that we have materially breached the agreement and not cured such breach within 30 days after notice, (2) we become insolvent, make an assignment for the benefit of creditors, or become subject to bankruptcy proceedings, (3) one of the parties (or Vivint, with respect to the licensor) is acquired by a competitor of the other party, or (4) we cease using the “VIVINT SOLAR” mark worldwide. Vivint retains ownership of the Vivint trademark and we have no right to use “Vivint” except as part of “VIVINT SOLAR”.

Employee Stockholders Agreement

We have entered into an employee stockholders agreement with 313 Acquisition LLC. Pursuant to the employee stockholders agreement and the grant of an irrevocable proxy in favor of 313 Acquisition LLC executed by each employee pursuant thereto, employee stockholders are required to vote their shares as directed by 313 Acquisition LLC, including for the removal and appointment of directors, in connection with amendments to our organizational documents, the merger, security exchange, combination or consolidation with any other person or persons, the sale, lease or exchange of all or substantially all of our property and our assets and our subsidiaries on a consolidated basis, and our reorganization, recapitalization, liquidation, dissolution or winding-up as directed by 313 Acquisition LLC. Employee optionholders are required to become a party to this agreement prior to exercising options under our 2013 Omnibus Incentive Plan.

The employee stockholders agreement also imposes restrictions on transfers of the shares. Pursuant to the employee stockholders agreement, employee stockholders may not transfer our shares, subject to limited exceptions, until the date that is the earlier of (1) the first anniversary of a public offering (or, if later, the first anniversary of such employee stockholder’s date of hire by us) and (2) the occurrence of a change of control. During the term of the employee stockholders agreement, each employee stockholder has the right to exercise certain tag-along rights in connection with certain proposed sales by 313 Acquisition LLC subject to customary exceptions. In addition, if 313 Acquisition LLC elects to consummate a transaction that would result in a change of control, each employee stockholder is required to consent to and raise no objections to the proposed transaction and, at the request of 313 Acquisition LLC, and take all actions reasonably necessary to cause the consummation of such transaction on the terms proposed by 313 Acquisition LLC.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have granted stock options to our NEOs, other executive officers and certain of our directors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NYSE. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2013, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2014 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2014 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.vivintsolar.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Vivint Solar, Inc., 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043. Copies of all exhibits to the annual report on Form 10-K for the fiscal year ended December 31, 2014 may be obtained for a nominal fee, which fee will not exceed our reasonable expenses in furnishing such copies by sending a written request to Investor Relations, Vivint Solar, Inc., 3301 N. Thanksgiving Way, Suite 500, Lehi, Utah 84043

*    *    *

The board of directors does not know of any other matters to be presented at the 2015 Annual Meeting. If any additional matters are properly presented at the 2015 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

IMPORTANT INFORMATION CONCERNING THE

2015 ANNUAL MEETING OF STOCKHOLDERS OF VIVINT SOLAR, INC.

to be held on Thursday, June 4, 2015

Check-in begins: 8:30 a.m. Mountain Time	Meeting begins: 9:00 a.m. Mountain Time

•	Vivint Solar stockholders of record as of the close of business on April 13, 2015 are entitled to attend the 2015 Annual Meeting

•	All Vivint Solar stockholders should be prepared to present photo identification for admission to the 2015 Annual Meeting. Admission will be on a first-come, first-served basis.

•	If you are a beneficial owner and hold your shares in street name (that is, you hold your shares through a broker or other nominee), you will be asked to present proof of ownership of your shares as of the record date – April 13, 2015. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form.

•	Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date.

•	Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

THANKS FOR YOUR INTEREST AND SUPPORT – YOUR VOTE IS IMPORTANT!

Directions to:

Vivint Solar, Inc. Corporate Headquarters

3301 N. Thanksgiving Way

Lehi, Utah 84043 U.S.A.

Telephone: 801.234.7099

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80 East

toward Ogden, Provo.

Take I-215 South toward

Provo.

Take Exit 12 for I-15 South

toward Las Vegas

Take Exit 284 toward Highland

Alpine. Keep right and follow

signs for UT 92 West, which

becomes Club House Drive,

then turn left at Ashton Blvd.

Take the first left onto

Executive Pkwy, the next left

onto Thanksgiving Way.

vivint. solar Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

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MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2015.

Vote by Internet

Go to www.envisionreports.com/vslr

Or scan the QR code with your smartphone

Folow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black Ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors For Withhold For Withhold For Withhold

1a - Gregory S. Butterfield 1b - Todd R Pedersen 1c-Joseph S. Tibbetts, Jr.

For Against Abstain

2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015

B Non-Voting Items

Change of Address — Please print your new address below Comments — Please print your comments below Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures —This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 JNT

3 1 D V 2339731 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

021UIC

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of Vivint Solar, Inc. Stockholders Thursday, June 4, 2015, 9:00 a.m. Local Time Vivint Solar, Inc. Corporate Headquarters 3301 N. Thanksgiving Way Lehi, Utah 84043

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the Vivint Solar, Inc. 2015 Annual Meeting

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80 East toward Ogden, Provo.

Take I-215 South toward Provo.

Take Exit 12 for I-15 South toward Las Vegas

Take Exit 284 toward Highland Alpine. Keep right and follow signs for UT 92 West, which becomes Club House Drive,

then turn left at Ashton Blvd.

Take the first left onto Executive Pkwy, the next left onto Thanksgiving Way.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Vivint Solar, Inc.

Notice of 2015 Annual Meeting of Stockholders

Vivint Solar, Inc. Corporate Headquarters 3301 N. Thanksgiving Way, Lehi, Utah 84043

Proxy Solicited by Board of Directors for 2015 Annual Meeting to be held on June 4, 2015

Gregory S. Butterfield, Dana C. Russell and Shawn J. Lindquist, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2015 Annual Meeting of Stockholders of Vivint Solar, Inc. to be held on June 4, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)